Registration No. 333-
As filed with the Securities and Exchange Commission on November 3 , 2014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PRANA BIOTECHNOLOGY LIMITED
 (Exact name of registrant as specified in its charter)

Australia (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

ABN 37 080 699 065
Level 2, 369 Royal Parade, Parkville, Victoria 3052 Australia
Tel. +61-3-9349-4906
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

 Puglisi & Associates
850 Library Avenue, Suite 204
P.O. Box 885
Newark, Delaware 19715
Tel.  (302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Michael Quinert, Esq. Quinert Rodda & Associates Pty Ltd. PO Box 16109, Collins Street West, Vic 8007, Australia Tel: (61 3) 8692 9000 Fax: (61 3) 8692 9040	Steven J. Glusband, Esq. Carter Ledyard & Milburn LLP 2 Wall Street New York, NY 10005 Tel: 212-238-8605 Fax: 212-732-3232

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (2)(3)(4)		Amount of registration fee(4)
Ordinary shares, no par value per share(1)	(2)	(3)	(2	)(3)
Warrants	(2)	(3)	(2	)(3)
Units	(2)	(3)	(2	)(3)
Total			$50,000,000		$5,810

(1)
American Depositary Shares (evidenced by American Depositary Receipts, each representing ten ordinary shares), have been registered on a separate registration statement on Form F-6 filed on August 28, 2006, as amended on December 21, 2007 (File No. 333-136944).

(2)
This Registration Statement covers offers, sales and distributions of an indeterminate number or aggregate principal amount of the registered securities which the Registrant may from time to time issue at indeterminate prices. The aggregate maximum offering price of all securities covered by this Registration Statement will not exceed $50,000,000. The securities covered by this Registration Statement may be sold separately or as units with other classes of the registered securities. The securities covered by this Registration Statement also include such indeterminate numbers of ordinary shares as may be issued upon exercise of warrants or subscription rights or pursuant to the anti-dilution provisions of any such securities.

(3)
The Registrant will determine the proposed maximum offering price per unit and the proposed maximum aggregate offering price per class from time to time in connection with the issuance of the registered securities. The proposed maximum aggregate offering price for each class is omitted pursuant to General Instruction II.C of Form F-3 under the Securities Act of 1933.

(4)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated November 3, 2014

PRANA BIOTECHNOLOGY LIMITED $50,000,000 Ordinary Shares represented by American Depositary Shares Warrants Units

We may offer to the public from time to time in one or more series or issuances:

•	American depositary shares, or ADSs, with each ADS representing ten ordinary shares; or

•	warrants to purchase ADSs; or

•	a combination of the above as units.

We refer to the ordinary shares, ADSs, warrants and units collectively as “securities” in this prospectus.

The ADSs, are listed on the NASDAQ Capital Market under the symbol “PRAN.”  On October 30, 2014, the closing price of an ADS representing ordinary shares of Prana Biotechnology Limited on the NASDAQ Capital Market was US$1.85.

The securities will have a total public offering price not to exceed $50,000,000.  This prospectus provides a general description of the securities we may offer.  Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus.  The prospectus supplement may also add, update, or change information contained in this prospectus.  This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.  You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and the documents incorporated or deemed to be incorporated by reference carefully before you make your investment decision.

We will sell these securities directly to our shareholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time.  If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions, or discounts.  The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.  For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus on page 19.

Investing in these securities involves certain risks.  Please carefully consider the “Risk Factors” in Item 3(D) of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus, the “Risk Factors” beginning on page 1 of this prospectus, and in any applicable prospectus supplement, for a discussion of the factors you should consider carefully before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered by this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                                                , 2014

TABLE OF CONTENTS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operation and prospects may have changed since that date.

In this prospectus, the terms “we,” “us,” “Prana” and “our” mean Prana Biotechnology Limited and its subsidiaries, unless otherwise indicated

All references to “U.S. dollars” or “US$” in this prospectus are to U.S. dollars, and all references to  “Australian dollars” or “A$” are to the currency of Australia.

-ii-

SUMMARY

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this process, we may sell from time to time any combination of the securities described in this prospectus in one or more offerings up to a total U.S. dollar amount of $50,000,000 or the equivalent denominated in foreign currencies or foreign currency units. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, and may also contain information about any material federal income tax considerations relating to the securities covered by the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

This summary may not contain all of the information that may be important to you. You should read this entire prospectus, including the financial data and related notes incorporated by reference in this prospectus, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such differences include those discussed in “Risk Factors” and “Forward-Looking Statements.”

Prana Biotechnology Limited

We were incorporated under the laws of the Commonwealth of Australia on November 11, 1997 and began limited operations shortly thereafter.  Our mission is to develop therapeutic drugs designed to treat the underlying causes of degeneration of the brain and the eye as the aging process progresses, initially focusing on Alzheimer’s disease.  More recently we began to also focus on the application of our lead compound to Huntington’s disease.  Other potential applications for our therapies include Parkinson’s disease, certain cancers, age-related macular degeneration, Motor Neuron disease, Creutzfeldt-Jakob disease (the human variant of Mad Cow disease) and age-related cataracts.

Corporate Information

Our registered office is located at Suite 2, 1233 High Street, Armadale, Victoria 3143, Australia and our telephone number is 011-61-3-9824-5254.  Our principal executive office is located at Level 2, 369 Royal Parade, Parkville, Victoria 3052, Australia and our telephone number is 011-61-3-9349-4906.  Our address on the internet is www.pranabio.com.  The information in our website is not incorporated by reference into this prospectus and should not be considered as part of this prospectus.

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk. Therefore, you should not invest in our securities unless you are able to bear a loss of your entire investment. You should carefully consider the following factors as well as the other information contained in this prospectus and in the other reports that we file with the SEC and that we incorporate by reference into this prospectus before deciding to invest in our securities. This prospectus and statements that we may make from time to time may contain forward-looking information. There can be no assurance that actual results will not differ materially from our expectations, statements or projections. Factors that could cause actual results to differ from our expectations, statements or projections include the risks and uncertainties relating to our business described below. The information in this prospectus is complete and accurate as of the date of this prospectus, but the information may change thereafter.

Risks Related To Our Business

We have incurred operating losses and may not be profitable in the future; our plans to maintain and increase liquidity may not be successful.

We have been unprofitable to date and expect to incur losses over the next several years as we expand our drug discovery, development programs, pre-clinical testing and as we conduct clinical trials of our product candidates.  Our actual cash requirements may vary materially from those now planned and will depend upon numerous factors, including:

•	the continued progress of our research and development programs;

•	the timing, scope, results and costs of pre-clinical studies and clinical trials;

•	the cost, timing and outcome of regulatory submissions and approvals;

•	determinations as to the commercial potential of our product candidates;

•	our ability to successfully expand our contract manufacturing services;

•	our ability to establish and maintain collaborative arrangements; and

•	the status and timing of competitive developments.

In the years ended June 30, 2014 and 2013, we raised A$32,373,336 and A$3,210,069, respectively, from the sale of our ordinary shares pursuant to our at-the-market offering facility.  We have not raised any additional funds since June 30, 2014.  In addition, in the year ended June 30, 2014, we raised A$4,952,925, through the exercise of previously issued unlisted options.  However, to continue to meet our longer term business objectives, which would include advancement of our research and development programs, we will need to secure additional financing.  We may also require additional funds to pursue regulatory clearances, defend our intellectual property rights, establish commercial scale manufacturing facilities, develop marketing and sales capabilities and fund operating expenses.  We intend to seek such additional funding through public or private financings and/or through licensing of our assets or strategic alliances or other arrangements with corporate partners. The global economic climate could adversely impact our ability to obtain such funding, license our assets or enter into alliances or other arrangements with corporate partners.  Any shortfall in funding could result in our having to curtail or cease our operations, including our research and development activities, which would be expected to adversely affect our business, financial condition and results of operations.

We have incurred losses in every period since we began operations in 1997 and reported net losses of A$13,329,239, A$7,787,242 and A$5,239,469 during the fiscal years ended June 30, 2014, 2013 and 2012, respectively.  As of June 30, 2014, our accumulated deficit was A$111,260,562.  We expect to continue to incur additional operating losses over at least the next several years as we expand our research and development and pre-clinical activities and commence additional clinical trials of PBT2 and new trials for PBT434 and other MPACs.  We may never be able to achieve or maintain profitability.

We are a development stage company of pharmaceutical products and our success is uncertain.

We are a development stage company of our pharmaceutical products which are designed to treat the underlying causes of degeneration of the brain as the aging process progresses.  We have not sufficiently advanced the development of any of our products, including our current lead product candidate, PBT2, to market or generate revenues from their commercial application.  Our current or any future product candidates, if successfully developed, may not generate sufficient or sustainable revenues to enable us to be profitable.

We are faced with uncertainties related to our research.

Our research programs are based on scientific hypotheses and experimental approaches that may not lead to desired results.  In addition, the timeframe for obtaining proof of principle and other results may be considerably longer than originally anticipated, or may not be possible given time, resource, financial, strategic and collaborator scientific constraints.  Success in one stage of testing is not necessarily an indication that the particular program will succeed in later stages of testing and development.  It is not possible to predict whether any of the drugs designed for these programs will prove to be safe, effective, and suitable for human use.  Each drug will require additional research and development, scale-up, formulation and extensive clinical testing in humans.  Unsatisfactory results obtained from a particular study relating to a program may cause us to abandon our commitment to that program or to the lead compound or product candidate being tested. The discovery of toxicities, lack of sufficient efficacy, unacceptable pharmacology, inability to increase scale of manufacture, market attractiveness, regulatory hurdles, competition, as well as other factors, may make our targets, lead therapies or product candidates unattractive for further development or unsuitable for human use, and we may abandon our commitment to that program, target, lead therapy or product candidate.

Clinical trials are expensive and time consuming, and their outcome is uncertain.

In order to obtain approvals to market a new drug product, we or our potential partners must demonstrate proof of safety and efficacy in humans. To meet these requirements, we or our potential partners will have to conduct extensive preclinical testing and “adequate and well-controlled” clinical trials. Conducting clinical trials is a lengthy, time-consuming and expensive process. The length of time may vary substantially according to the type, complexity, novelty and intended use of the product candidate, and often can be several years or more per trial.

Even if we obtain positive results from preclinical or initial clinical trials, we may not achieve the same success in future trials. Clinical trials may not demonstrate statistically sufficient safety and effectiveness to obtain the requisite regulatory approvals for product candidates employing our technology.

Clinical trials that we conduct or that third parties conduct on our behalf may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals for any of our product candidates. We expect to commence new clinical trials from time to time in the course of our business as our product development work continues. The failure of clinical trials to demonstrate safety and effectiveness for our desired indications could harm the development of that product candidate as well as other product candidates. Any change in, or termination of, our clinical trials could materially harm our business, financial condition and results of operations.

We may experience delays in our clinical trials that could adversely affect our business and operations.

We do not know whether planned clinical trials will begin on time or whether we will complete any of our clinical trials on schedule or at all.  Our ability to commence and complete clinical trials may be delayed by many factors, including:

•	government or regulatory delays, including delays in obtaining approvals from applicable hospital ethics committees and internal review boards;

•	slower than expected patient recruitment;

•	our inability to manufacture sufficient quantities of our new proprietary compound or our other product candidates or matching controls;

•	unforeseen safety issues; or

•	lack of efficacy or unacceptable toxicity during the clinical trials.

Patient enrollment is a function of, among other things, the nature of the clinical trial protocol, the existence of competing protocols, the size and longevity of the target patient population, and the availability of patients who comply with the eligibility criteria for the clinical trial.  Delays in planned patient enrollment may result in increased costs, delays or termination of the clinical trials.   Moreover, we rely on third parties such as clinical research organizations to assist us in clinical trial management functions including; clinical trial database management, statistical analyses, site management and monitoring.   Any failure by these third parties to perform under their agreements with us may cause the trials to be delayed or result in a failure to complete the trials.

If we experience delays in testing or approvals or if we need to perform more, larger or more complex clinical trials than planned, our product development costs may increase.  Significant delays could adversely affect the commercial prospects of our product candidates and our business, financial condition and results of operations.

We rely on research institutions to conduct our clinical trials and we may not be able to secure and maintain research institutions to conduct our future trials.

We rely on research institutions to conduct our clinical trials.  Our reliance upon research institutions, including public and private hospitals and clinics, provides us with less control over the timing and cost of clinical trials and the ability to recruit subjects. If we are unable to reach agreements with suitable research institutions on acceptable terms, or if any resulting agreement is terminated, we may be unable to secure, maintain or quickly replace the research institution with another qualified institution on acceptable terms.

We may not be able to complete the development of PBT2 or develop other pharmaceutical products.

We may not be able to progress with the development of our current or any future pharmaceutical product candidates to a stage that will attract a suitable collaborative partner for the development of any current or future pharmaceutical product candidates.  The projects initially specified in connection with any such collaboration and any associated funding may change or be discontinued as a result of changing interests of either the collaborator or us, and any such change may change the budget for the projects under the collaboration.  Additionally, our research may not lead to the discovery of additional product candidates, and any of our current and future product candidates may not be successfully developed, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards and receive regulatory approval, be capable of being produced in commercial quantities at reasonable costs, or be successfully or profitably marketed, either by us or a collaborative partner.  The products we develop may not be able to penetrate the potential market for a particular therapy or indication or gain market acceptance among health care providers, patients and third-party payers.  We cannot predict if or when the development of PBT2 or any future pharmaceutical product will be completed or commercialized, whether funded by us, as part of a collaboration or through a grant.

If we do not obtain the necessary governmental approvals, we will be unable to commercialize our pharmaceutical products.

Our ongoing research and development activities are, and the production and marketing of our pharmaceutical product candidates derived from such activities will be, subject to regulation by numerous international regulatory authorities.  Prior to marketing, any therapeutic product developed must undergo rigorous pre-clinical testing and clinical trials and, to the extent that any of our pharmaceutical products under development are marketed abroad, by the relevant international regulatory authorities. For example in Australia, principally the Therapeutics Goods Administration, or TGA; the Food and Drug Administration, or FDA, in the United States; the Medicines and Healthcare products Regulatory Agency, or MHRA, in the United Kingdom; the Medical Products Agency, or MPA, in Sweden; and the European Medicines Agency, or EMEA.  These processes can take many years and require the expenditure of substantial resources.  Governmental authorities may not grant regulatory approval due to matters arising from pre-clinical animal toxicology, safety pharmacology, drug formulation and purity, clinical side effects or patient risk profiles, or medical contraindications.  Failure or delay in obtaining regulatory approvals would adversely affect the development and commercialization of our pharmaceutical product candidates.  We may not be able to obtain the clearances and approvals necessary for clinical testing or for manufacturing and marketing our pharmaceutical product candidates.

We will not be able to commercialize any current or future product candidates if we fail to adequately demonstrate their safety, efficacy and superiority over existing therapies.

Before obtaining regulatory approvals for the commercial sale of any of our pharmaceutical products, we must demonstrate through pre-clinical testing and clinical studies that our product candidates are safe and effective for use in humans for each target indication.  Conducting pre-clinical testing and clinical studies is an expensive, protracted and time-consuming process.  Likewise, results from early clinical trials may not be predictive of results obtained in large-scale, later-stage clinical testing.  In addition, even though a potential drug product shows promising results in clinical trials, regulatory authorities may not grant the necessary approvals without sufficient safety and efficacy data.

We may not be able to undertake further clinical trials of our current and future product candidates as therapies for Alzheimer’s disease, Huntington’s disease, Parkinson’s disease or other indications or to demonstrate the safety and efficacy or superiority of any of these product candidates over existing therapies or other therapies under development, or enter into any collaborative arrangement to commercialize our current or future product candidates on terms acceptable to us, or at all.  Clinical trial results that show insufficient safety and efficacy could adversely affect our business, financial condition and results of operations.

Positive results in previous clinical trials of PBT2 may not be replicated in future clinical trials of PBT2, which could result in development delays or a failure to obtain marketing approval.

Positive results in previous clinical trials of PBT2 may not be predictive of similar results in future clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in late-stage clinical trials even after achieving promising results in early-stage development. Accordingly, the results from the completed pre-clinical studies and clinical trials for PBT2 may not be predictive of the results we may obtain in later stage trials. Our clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials. Moreover, clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in pre-clinical studies and clinical trials have nonetheless failed to obtain FDA or EMA/EC approval for their products.

We may need to prioritize the development of our most promising candidates at the expense of the development of other products.

We may need to prioritize the allocation of development resources and/or funds towards what we believe to be our most promising product or products.  The nature of the drug development process is such that there is a constant availability of new information and data which could positively or adversely affect a product in development.  We cannot predict how such new information and data may impact in the future the prioritization of the development of our current or future product candidates or that any of our products, regardless of its development stage or the investment of time and funds in its development, will continue to be funded or developed.

Our research and development efforts will be seriously jeopardized if we are unable to retain key personnel and cultivate key academic and scientific collaborations.

Our future success depends to a large extent on the continued services of our senior management and key scientific personnel.  We have entered into employment or consultancy agreements with these individuals.  The loss of their services could negatively affect our business.  Competition among biotechnology and pharmaceutical companies for qualified employees is intense, including competition from larger companies with greater resources, and we may not be able to continue to attract and retain qualified management, technical and scientific personnel critical to our success.  Our success is highly dependent on our ability to develop and maintain important relationships with leading academic institutions and scientists who conduct research at our request or assist us in formulating our research and development strategies.  These academic and scientific collaborators are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us.  In addition, these collaborators may have arrangements with other companies to assist such companies in developing technologies that may prove competitive to ours.

If we are unable to successfully keep pace with technological change or with the advances of our competitors, our technology and products may become obsolete or non-competitive.

The biotechnology and pharmaceutical industries are subject to rapid and significant technological change.  Our competitors in Australia and elsewhere are numerous and include major pharmaceutical companies, biotechnology firms, universities and other research institutions.  These competitors may develop technologies and products that are more effective than any that we are developing, or which would render our technology and products obsolete or non-competitive.  Many of these competitors have greater financial and technical resources and manufacturing and marketing capabilities than we do.  In addition, many of our competitors have much more experience than we do in pre-clinical testing and human clinical trials of new or improved drugs, as well as in obtaining FDA, TGA, MHRA, MPA, EMA and other regulatory approvals.

We know that competitors are developing or manufacturing various technologies or products for the treatment of diseases that we have targeted for product development.  Some of these competitive products use therapeutic approaches that compete directly with our product candidates.  Our ability to further develop our products may be adversely affected if any of our competitors were to succeed in obtaining regulatory approval for their competitive products sooner than us.

Acceptance of our products in the marketplace is uncertain, and failure to achieve market acceptance will negatively impact our business and operations.

Our current or future products may not achieve market acceptance even if they are approved by regulatory authorities including, the TGA, FDA, EMA or any other regulatory authority.  The degree of market acceptance of such products will depend on a number of factors, including:

•	the receipt and timing of regulatory approvals for the uses that we are studying;

•
the establishment and demonstration to the medical community of the safety, clinical efficacy or cost-effectiveness of our product candidates and their potential advantages over existing therapeutics and technologies; and

•	the pricing and reimbursement policies of governments and third-party payors.

Physicians, patients, payors or the medical community in general may be unwilling to accept, use or recommend any of our products.

Our success depends upon our ability to protect our intellectual property and our proprietary technology and to operate without infringing the proprietary rights of third parties.

Any future success will depend in large part on whether we can:

•	obtain and maintain patents to protect our own products and technologies;

•	obtain licenses to the patented technologies of third parties;

•	operate without infringing on the proprietary rights of third parties; and

•	protect our trade secrets, know-how and other confidential information.

Patent matters in biotechnology are highly uncertain and involve complex legal and factual questions.  Accordingly, the availability and breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted.  Any of the pending or future patent applications filed by us or on our behalf may not be approved, or we may not develop additional proprietary products or processes that are patentable or that we will be able to license any other patentable products or processes.

Our commercial success will also depend, in part, on our ability to avoid infringement of patents issued to others.  If a court determines that we were infringing any third party patents, we could be required to pay damages, alter our products or processes, obtain licenses or cease certain activities.  Licenses required under patents held by third parties may not be made available on terms acceptable to us or at all.  To the extent that we are unable to obtain such licenses, we could be foreclosed from the development, export, manufacture or commercialization of the product requiring such license or encounter delays in product introductions while we attempt to design around such patents, and any of these circumstances could adversely affect our business, financial condition and results of operations.

We may have to resort to litigation to enforce any patents issued or licensed to us or to determine the scope and validity of third party proprietary rights.  We may have to defend the validity of our patents in order to protect or enforce our rights against a third party.  Third parties may in the future assert against us infringement claims or claims that we have infringed a patent, copyright, trademark or other proprietary right belonging to them.  Any infringement claim, even if not meritorious, could result in the expenditure of significant financial and managerial resources and could negatively affect our profitability.  While defending our patents, the scope of the claim may be reduced in breadth and inventorship of the claimed subject matter, and proprietary interests in the claimed subject matter may be altered or reduced. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Any such litigation, regardless of outcome, could be expensive and time consuming, and adverse determinations in any such proceedings could prevent us from developing, manufacturing or commercializing our products and could adversely affect our business, financial condition and results of operations.

The patent protection for our product candidates may expire before we are able to maximize their commercial value, which may subject us to increased competition and reduce or eliminate our opportunity to generate product revenue.

The patents for our product candidates have varying expiration dates and, if these patents expire, we may be subject to increased competition and we may not be able to recover our development costs or market any of our approved products profitably. In some of the larger potential market territories, such as the United States and Europe, patent term extension or restoration may be available to compensate for time taken during aspects of the product’s development and regulatory review. However, such an extension may not be granted, or if granted, the applicable time period or the scope of patent protection afforded during any extension period may not be sufficient. In addition, even though some regulatory authorities may provide some other exclusivity for a product under their own laws and regulations, we may not be able to qualify the product or obtain the exclusive time period. If we are unable to obtain patent term extension/restoration or some other exclusivity, we could be subject to increased competition and our opportunity to establish or maintain product revenue could be substantially reduced or eliminated. Furthermore, we may not have sufficient time to recover our development costs prior to the expiration of our U.S. and non-U.S. patents.

We may face difficulties in certain jurisdictions in protecting our intellectual property rights, which may diminish the value of our intellectual property rights in those jurisdictions.

The laws of some jurisdictions do not protect intellectual property rights to the same extent as the laws in the U.S. and the EU, and many companies have encountered significant difficulties in protecting and defending such rights in such jurisdictions. If we or our collaboration partners encounter difficulties in protecting, or are otherwise precluded from effectively protecting, the intellectual property rights important for our business in such jurisdictions, the value of these rights may be diminished and we may face additional competition from others in those jurisdictions.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors is forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired and our business and results of operations may be adversely affected.

Intellectual property rights do not address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. The following examples are illustrative:

•	Others may be able to make products that are similar to ours but that are not covered by the claims of the patents that we own.
•	Others may independently develop similar or alternative technologies or otherwise circumvent any of our technologies without infringing our intellectual property rights.
•
We or any of our collaboration partners might not have been the first to conceive and reduce to practice the inventions covered by the patents or patent applications that we own, license or will own or license.

•
We or any of our collaboration partners might not have been the first to file patent applications covering certain of the patents or patent applications that we or they own or have obtained a license, or will own or will have obtained a license.

•	It is possible that our pending patent applications will not lead to issued patents.
•	Issued patents that we own may not provide us with any competitive advantage, or may be held invalid or unenforceable, as a result of legal challenges by our competitors.
•
Our competitors might conduct research and development activities in countries where we do not have patent rights, or in countries where research and development safe harbor laws exist, and then use the information learned from such activities to develop competitive products for sale in our major commercial markets.

•	The patents of third parties or pending or future applications of third parties, if issued, may have an adverse effect on our business.

Changes in patent laws or patent jurisprudence could diminish the value of patents in general, thereby impairing our ability to protect our products or product candidates.

As is the case with other biopharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and exploiting patents in the biopharmaceutical industry involve both technological and legal complexity. Therefore, obtaining and exploiting biopharmaceutical patents is costly, time-consuming and inherently uncertain. The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. Such examples include:

●  Nautilus, Inc. v. Biosig Instruments, Inc. (2014), where the Court imposed a stricter requirement for clarity of claim language than previously applied by the Federal Circuit, thereby making it easier to invalidate patents for insufficiently apprising the public of the scope of the invention.

●  Limelight Networks, Inc. v. Akamai Technologies, Inc. (2014), where the Court articulated a standard for inducement of infringement that makes it more difficult to establish liability for inducing infringement of a multi-step method claim that is performed by multiple parties.

●  Association for Molecular Pathology v. Myriad Genetics, Inc. (2013), where the Court held that isolated naturally-occurring DNA is patent ineligible subject matter.

●  KSR v. Teleflex (2007), where the Court decided unanimously that the Federal Circuit Court had been wrong in taking a narrow view of when an invention is "obvious" and thus cannot be patented.

●  EBay Inc. v. MercExchange, LLC (2006), where the Court heightened the standard for an injunction after a finding of patent infringement.

●  Merck KGgA v. Integra Lifesciences (2004), where the Court adopted an expansive interpretation of the activities associated with regulatory approval exempt from patent infringement.

In addition, the America Invents Act, or AIA, has been recently enacted in the United States, resulting in significant changes to the U.S. patent system. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, the combination of the U.S. Supreme Court decisions and AIA has created uncertainty with respect to the value of patents, once obtained. A few highlights of changes to U.S. patent law under the AIA are:

●  Under the AIA, a patent is awarded to the "first-inventor-to-file" rather than the first to invent.

●  There is a new definition of prior art which removes geographic and language boundaries found in the pre-AIA law. At the same time, certain categories of "secret" prior art have been eliminated.

●  The AIA introduced new procedures for challenging the validity of issued patents: post-grant review and inter partes review.

●  Patent owners under the AIA may now request supplemental examination of a patent to consider, reconsider, or correct information believed to be relevant to the patent.

●  The AIA allows third parties to submit any patent, published application, or publication relevant to examination of a pending patent application with a concise explanation for inclusion during prosecution of the patent application.

The "first-inventor-to-file" system and the new definitions of prior art apply to U.S. patent applications with claims having an effective filing date on or after March 16, 2013. Until at least 2034, patent practice will involve both pre-AIA and AIA laws.
Depending on decisions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could weaken our ability to obtain new patents or to exploit our existing patents and patents that we might obtain in the future. Similarly, the complexity and uncertainty of European patent laws has also increased in recent years. In addition, the European patent system is relatively stringent in the type of amendments that are allowed during prosecution. Changes in patent law or patent jurisprudence could limit our ability to obtain new patents in the future that may be important for our business.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and protect other proprietary information.

We consider proprietary trade secrets and/or confidential know-how and unpatented know-how to be important to our business. We may rely on trade secrets and/or confidential know-how to protect our technology, especially where patent protection is believed by us to be of limited value. However, trade secrets and/or confidential know-how can be difficult to maintain as confidential.

To protect this type of information against disclosure or appropriation by competitors, our policy is to require our employees, consultants, contractors and advisors to enter into confidentiality agreements with us. However, current or former employees, consultants, contractors and advisers may unintentionally or willfully disclose our confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Enforcing a claim that a third-party obtained illegally and is using trade secrets and/or confidential know-how is expensive, time consuming and unpredictable. The enforceability of confidentiality agreements may vary from jurisdiction to jurisdiction.

Failure to obtain or maintain trade secrets and/or confidential know-how trade protection could adversely affect our competitive position. Moreover, our competitors may independently develop substantially equivalent proprietary information and may even apply for patent protection in respect of the same. If successful in obtaining such patent protection, our competitors could limit our use of our trade secrets and/or confidential know-how.

We have limited large scale manufacturing experience with our product candidates.  Delays in manufacturing sufficient quantities of such materials to the required standards for pre-clinical and clinical trials may negatively impact our business and operations.

We may not be able to manufacture sufficient quantities of our product candidates in a cost-effective or timely manner.  Manufacturing includes the production, formulation and stability testing of an active pharmaceutical ingredient and its formulation into pharmaceutical products, such as capsules or tablets.  Any delays in production would delay our pre-clinical and human clinical trials, which could adversely affect our business, financial condition and operations.

We may be required to enter into contracting arrangements with third parties to manufacture our product candidates for large-scale, pre-clinical and/or clinical trials.  We may not be able to make the transition from laboratory-scale to development-scale or from development-scale to commercial production.  We may need to develop additional manufacturing resources, enter into collaborative arrangements with other parties who have established manufacturing capabilities, or have third parties manufacture our products on a contract basis.  We may not have access on acceptable terms to the necessary and substantial financing that would be required to scale-up production and develop effective commercial manufacturing processes and technologies.  We may not be able to enter into collaborative or contracting arrangements on acceptable terms with parties that will meet our requirements for quality, quantity and timeliness.

We expect that we will be required to design and develop new synthetic pathways for most, if not all, of the product candidates that we currently intend to develop or may develop in the future.  We cannot predict the success of such efforts, the purity of the products that may be obtained or the nature of the impurities that may result from such efforts.  If we are not able to obtain an acceptable purity for any product candidate or an acceptable product specification, pre-clinical and clinical trials would be delayed, which could adversely affect the priority of the development of our product candidates, our business, financial condition and results of operations.  We also cannot guarantee that the active pharmaceutical ingredient will be suitable for high throughput encapsulation to produce drug products.  This may adversely impact the cost of goods or feasibility of market scale manufacture.

We are dependent upon a sole manufacturer of our lead compound, PBT2, and on a sole manufacturer to encapsulate the compound and could incur significant costs and delays if we are unable to promptly find a replacement for either of them.

At this time, we typically rely on a single manufacturer to develop Good Manufacturing Practice, synthetic processes for our lead compounds.  Since 2008, our lead compound, PBT2, has been manufactured by Dr. Reddy’s Laboratories Limited, based in Hyderabad, India. This manufacturer enables efficient large scale manufacture of PBT2 to provide drug substance for the current and prospective trials in Alzheimer’s patients and Huntington’s patients.  We also rely on a sole manufacturer, Patheon Inc., to encapsulate PBT2.  We may seek to find an alternative or back up manufacturer but may not be able to promptly find an alternative or replacement manufacturer without incurring material additional costs and substantial delays.

The failure to establish sales, marketing and distribution capability would materially impair our ability to successfully market and sell our pharmaceutical products.

We currently have no experience in marketing, sales or distribution of pharmaceutical products.  If we develop any commercially marketable pharmaceutical products and decide to perform our own sales and marketing activities, we will require additional management, will need to hire sales and marketing personnel and will require additional capital.  Qualified personnel may not be available in adequate numbers or at a reasonable cost.  Further, our sales staff may not achieve success in their marketing efforts.  Alternatively, we may be required to enter into marketing arrangements with other parties who have established appropriate marketing, sales and distribution capabilities.  We may not be able to enter into marketing arrangements with any marketing partner, or if such arrangements are established, our marketing partners may not be able to commercialize our products successfully.  Other companies offering similar or substitute products may have well-established and well-funded marketing and sales operations in place that will allow them to market their products more successfully.  Failure to establish sufficient marketing capabilities would materially impair our ability to successfully market and sell our pharmaceutical products.

If healthcare insurers and other organizations do not pay for our products, or impose limits on reimbursement, our future business may suffer.

The drugs we hope to develop may be rejected by the marketplace due to many factors, including cost.  The continuing efforts of governments, insurance companies, health maintenance organizations and other payors of healthcare costs to contain or reduce healthcare costs may affect our future revenues and profitability and those of our potential customers, suppliers and collaborative partners, as well as the availability of capital.  In Australia and certain foreign markets, the pricing or profitability of prescription pharmaceuticals is already subject to government control.  We expect initiatives for similar government control at both the state and federal level to continue in the United States and elsewhere.  The adoption of any such legislative or regulatory proposals could adversely affect our business and prospects.

Our ability to commercially exploit our products successfully will depend in part on the extent to which reimbursement for the cost of our products and related treatment will be available from government health administration authorities, private health coverage insurers and other organizations.  Third-party payors, such as government and private health insurers, are increasingly challenging the price of medical products and services.  Uncertainty exists as to the reimbursement status of newly approved health care products and in foreign markets, including the United States.  If third-party coverage is not available to patients for any of the products we develop, alone or with collaborators, the market acceptance of these products may be reduced, which may adversely affect our future revenues and profitability.  In addition, cost containment legislation and reductions in government insurance programs may result in lower prices for our products and could materially adversely affect our ability to operate profitably.

We may be exposed to product liability claims, which could harm our business.

The testing, marketing and sale of human health care products also entails an inherent risk of product liability.  We may incur substantial liabilities or be required to limit development or commercialization of our products if we cannot successfully defend ourselves against product liability claims.  We have historically obtained no fault compensation insurance for our clinical trials and intend to obtain similar coverage for future clinical trials. Such coverage may not be available in the future on acceptable terms, or at all.  This may result in our inability to pursue further clinical trials or to obtain adequate protection in the event of a successful claim.  We may not be able to obtain product liability insurance in the event of the commercialization of a product or such insurance may not be available on commercially reasonable terms.  Even if we have adequate insurance coverage, product liability claims or recalls could result in negative publicity or force us to devote significant time, attention and financial resources to those matters.

Healthcare reform measures and other statutory or regulatory changes could adversely affect our business.

In both the U.S. and certain foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the healthcare system in ways that could impact our business. For example, the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act of 2010 (collectively, the “ACA”), enacted in March 2010, substantially changes the way healthcare is financed by both governmental and private insurers, and significantly impacts the pharmaceutical industry. With regard to pharmaceutical products, among other things, the ACA is expected to expand and increase industry rebates for drugs covered under Medicaid programs and make changes to the coverage requirements under the Medicare D program.

The pharmaceutical and biotechnology industries are subject to extensive regulation, and from time to time legislative bodies and governmental agencies consider changes to such regulations that could have significant impact on industry participants. For example, in light of certain highly-publicized safety issues regarding certain drugs that had received marketing approval, the U.S. Congress has considered various proposals regarding drug safety, including some which would require additional safety studies and monitoring and could make drug development more costly. Additional legislation or regulation, if any, relating to safety or other aspects of drug development may be enacted in the future, which could have an adverse effect on our business.

Breaches of network or information technology security, natural disasters or terrorist attacks could have an adverse effect on our business.

Cyber-attacks or other breaches of network or information technology (IT) security, natural disasters, terrorist acts or acts of war may cause equipment failures or disrupt our research and development operations.  In particular, both unsuccessful and successful cyber-attacks on companies have increased in frequency, scope and potential harm in recent years.  Such an event may result in our inability, or the inability of our partners, to operate the research and development facilities, which even if the event is for a limited period of time, may result in significant expenses and/or significant damage to our experiments and trials. While we maintain insurance coverage for some of these events, the potential liabilities associated with these events could exceed the insurance coverage we maintain.  In addition, a failure to protect employee confidential data against breaches of network or IT security could result in damage to our reputation. Any of these occurrences could adversely affect our results of operations and financial condition.

We have been subject, and will likely continue to be subject, to attempts to breach the security of our networks and IT infrastructure through cyber-attack, malware, computer viruses and other means of unauthorized access. However, to date, we have not been subject to cyber-attacks or other cyber incidents which, individually or in the aggregate, resulted in a material impact to our operations or financial condition.

We expect to expand our drug development, regulatory and business development capabilities, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

We expect to experience significant growth in the number of our employees and consultants and the scope of our operations, particularly in the areas of drug development, regulatory affairs and business development. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Due to our limited financial resources and the limited experience of our management team in managing a company with such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations, and have a materially adverse effect on our business.

We may fail to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, which could adversely affect our operating results, investor confidence in our reported financial information, and the market price of our ordinary shares and ADRs.

The Sarbanes-Oxley Act of 2002 imposes certain duties on us and our executives and directors.  To comply with this statute, we are required to document and test our internal control over financial reporting. Our efforts to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, governing internal control and procedures for financial reporting, have resulted in increased general and administrative expenses and a diversion of management time and attention, and we expect these efforts to require the continued commitment of significant resources.  We may identify material weaknesses or significant deficiencies in our assessments of our internal control over financial reporting.  Failure to maintain effective internal control over financial reporting could result in investigations or sanctions by regulatory authorities and could adversely affect our operating results, investor confidence in our reported financial information, and the market price of our ordinary shares and ADRs.

Risks Relating to Our Securities

Our stock price may be volatile and the U.S. trading market for   our ADSs is limited.

The market price for our securities, like that of the securities of other pharmaceutical and biotechnology companies, has fluctuated substantially and may continue to be highly volatile in the future.  During the last two fiscal years ended June 30, 2014 and subsequently until October 30, 2014, the market price for our ordinary shares on the ASX has ranged from as low as A$0.14 to a high of A$1.37 and the market price of our ADSs on the NASDAQ Capital Market has ranged from as low as US$1.47 to a high of US$13.29. The market price for our securities has been affected by both broad market developments and announcements relating to actual or potential developments concerning products under development.  We believe that the following factors, in addition to other risk factors described above and elsewhere in this annual report, will continue to significantly affect the market price of our ordinary shares:

•	the results of pre-clinical testing and clinical trials by us and our competitors;

•	developments concerning research and development, manufacturing, and marketing alliances or collaborations by us and our competitors;

•	announcements of technological innovations or new commercial products by us and our competitors;

•	determinations regarding our patent applications, patents and those of others;

•	publicity regarding actual or potential results relating to medicinal products under development by us and our competitors;

•	proposed governmental regulations and developments in Australia, the United States and elsewhere;

•	litigation;

•	economic and other external factors; and

•	period-to-period fluctuations in our operating results.

In addition, stock markets have experienced extreme price and volume fluctuations.  These fluctuations have especially affected the stock market price of many high technology and healthcare related companies, including pharmaceutical and biotechnology companies, and, in many cases, are unrelated to the operating performance of the particular companies.  Market fluctuations, as well as general political and economic conditions, such as a recession, interest rate or currency rate fluctuations, could adversely affect the market price of our securities.

Ownership interest in our company may be diluted as a result of additional financings.

We may seek to raise funds from time to time in public or private issuances of equity, and such financings may take place in the near future or over the longer term.   In March 2011, we issued 27,200,000 ordinary shares and options to purchase an additional 6,800,000 ordinary shares in a private placement.    In May 2011, we registered US$50,000,000 of securities for public sale pursuant to our registration statement on Form F-3 filed on May 17, 2011.  In July 2011, we issued a prospectus under such registration statement providing for the sale of up to 50 million ordinary shares represented by 5 million ADSs pursuant to an “At-The-Market” facility.  In August 2013 we issued a prospectus providing for the sale of up to US$47,184,000 of our ordinary shares under an amended “At-The-Market” facility.  From its inception and through October 27, 2014, we issued a total of 122,158,760 ordinary shares through our “at-the-market” facility.  In October 2012 and April 2013, we issued 32,500,000 and 25,641,030 ordinary shares, respectively, in private placements and in May 2013, we issued 10,370,488 ordinary shares in a share purchase plan offer.  Without shareholder approval, we may not issue more than 15% of our outstanding ordinary shares in any twelve month period other than by a pro rata rights offering or a share purchase plan offer (of shares with a value at the issue price of up to A$15,000 per shareholder to a maximum of 30% of our outstanding shares) in each case to the then existing shareholders in accordance with the listing rules of the ASX.  Sales of our ADSs offered through our “At-The-Market” facility and future equity offerings may result in substantial dilution to the interests of our current shareholders.  The sale of a substantial number of securities to investors, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

There is a substantial risk that we are a passive foreign investment company, or PFIC, which will subject our U.S. investors to adverse tax rules.

Holders of our ADSs who are U.S. residents face income tax risks.  There is a substantial risk that we are passive foreign investment company, commonly referred to as a PFIC.  Our treatment as a PFIC could result in a reduction in the after-tax return to the holders of our ADSs and would likely cause a reduction in the value of such ADRs.  For U.S. federal income tax purposes, we will be classified as a PFIC for any taxable year in which either (i) 75% or more of our gross income is passive income, or (ii) at least 50% of the average value of all of our assets for the taxable year produce or are held for the production of passive income.  For this purpose, cash is considered to be an asset that produces passive income.  As a result of our substantial cash position and the decline in the value of our stock, we believe that we became a PFIC during the taxable year ended June 30, 2005, and once again qualified as a PFIC during each of the following fiscal years.  We believe that we once again will be classified as a PFIC for the taxable year ended June 30, 2014.  If we are classified as a PFIC for U.S. federal income tax purposes, highly complex rules will apply to U.S. holders owning ADRs.  Accordingly, you are urged to consult your tax advisors regarding the application of such rules.   United States residents should carefully read “Item 10.E. Additional Information - Taxation, United States Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax risks related to owning and disposing of our ADSs.

We do not anticipate paying dividends on our ordinary shares.

We have never declared or paid cash dividends on our ordinary shares and do not expect to do so in the foreseeable future.  The declaration of dividends is subject to the discretion of our Board of Directors and will depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our board of directors.  You should not rely on an investment in our company if you require dividend income from your investment in our company.  The success of your investment will likely depend entirely upon any future appreciation of the market price of our ordinary shares, which is uncertain and unpredictable.  There is no guarantee that our ordinary shares will appreciate in value or even maintain the price at which you purchased your ordinary shares.

Currency fluctuations may adversely affect the price of our ordinary shares.

Our ordinary shares are quoted in Australian dollars on the ASX and our ADSs have traded on the NASDAQ Capital Market in United States dollars. Movements in the Australian dollar/U.S. dollar exchange rate may adversely affect the U.S. dollar price of our ordinary shares. In the past year the Australian dollar has generally appreciated against the U.S. dollar. Any continuation of this trend may positively affect the U.S. dollar price of our ordinary shares, even if the price of our ordinary shares in Australian dollars increases or remains unchanged. However, this trend may not continue and may be reversed. If the Australian dollar weakens against the U.S. dollar, the U.S. dollar price of the ordinary shares could decline, even if the price of our ordinary shares in Australian dollars increases or remains unchanged.

Risks Relating to our Location in Australia

It may be difficult to enforce a judgment in the United States against us and our officers and directors or to assert U.S. securities laws claims in Australia or serve process on our officers and directors.

We are incorporated in Australia.  All of our executive officers and most of our directors are non-residents of the United States.  Therefore, it may be difficult for an investor, or any other person or entity, to enforce a U.S. court judgment based upon the civil liability provisions of the U.S. federal securities laws in an Australian court against us or any of those persons or to effect service of process upon these persons in the United States.  Additionally, it may be difficult for an investor, or any other person or entity, to enforce civil liabilities under U.S. federal securities laws in original actions instituted in Australia.

As a foreign private issuer whose shares are listed on the NASDAQ Capital Market, we may follow certain home country corporate governance practices instead of certain NASDAQ requirements.

As a foreign private issuer whose shares are listed on the NASDAQ Capital Market, we are permitted to follow certain home country corporate governance practices instead of certain requirements of The NASDAQ Stock Market Rules, with regard to, among other things, the composition of the board of directors and its committees, director nomination process, compensation of officers and quorum at shareholders’ meetings.  In addition, we may choose to follow Australian law instead of the NASDAQ Stock Market Rules that require that we obtain shareholder approval for certain dilutive events, such as for the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company.  A foreign private issuer that elects to follow a home country practice instead of NASDAQ requirements must submit to NASDAQ in advance a written statement from an independent counsel in such issuer’s home country certifying that the issuer’s practices are not prohibited by the home country’s laws.  In addition, a foreign private issuer must disclose in its annual reports each such requirement that it does not follow and describe the home country practice followed by the issuer instead of any such requirement.  Accordingly, our shareholders may not be afforded the same protection as provided under NASDAQ’s corporate governance rules.  As of the date of this report, we have not elected to follow any home country practice instead of NASDAQ requirements.

Australian takeovers laws may discourage takeover offers being made for us or may discourage the acquisition of large numbers of our ordinary shares.

We are incorporated in Australia and are subject to the takeovers laws of Australia. Among other things, we are subject to the Australian Corporations Act 2001, or the Corporations Act. Subject to a range of exceptions, the Corporations Act prohibits the acquisition of a direct or indirect interest in our issued voting shares if the acquisition of that interest will lead to a person’s voting power in us increasing from 20% or below to more than 20%, or increasing from a starting point that is above 20% and below 90%. Australian takeovers laws may discourage takeover offers being made for us or may discourage the acquisition of large numbers of our ordinary shares. This may have the ancillary effect of entrenching our board of directors and may deprive or limit our shareholders’ strategic opportunities to sell their ordinary shares and may restrict the ability of our shareholders to obtain a premium from such transactions.

Our Constitution and other Australian laws and regulations applicable to us may adversely affect our ability to take actions that could be beneficial to our shareholders.

As an Australian company we are subject to different corporate requirements than a corporation organized under the laws of the United States. Our Constitution, as well as the Corporations Act, set forth various rights and obligations that are unique to us as an Australian company. These requirements operate differently than from many U.S. companies and may limit or otherwise adversely affect our ability to take actions that could be beneficial to our shareholders.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in it by reference contain forward-looking statements which involve known and unknown risks and uncertainties.  We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements.  Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters.  You can identify these and other forward-looking statements by the use of words such as “may,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” or the negative of such terms, or other comparable terminology.

Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain.  Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources.  Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

CAPITALIZATION

The table below sets forth our capitalization as of June 30, 2014.

As of June 30, 2014
(In A$, except number of shares)
Ordinary Shares, no par value, 488,646,960 shares issued and outstanding (1)
Issued capital	140,009,415
Reserves	8,937,434
Accumulated losses	(111,260,562)
Total shareholders’ equity	37,686,287
_______________________

(1)           The number of shares issued and outstanding excludes 19,154,974 ordinary shares issuable upon the exercise of 19,154,974 options, having exercise prices ranging from $Nil to $A1.12 per ordinary share and having a weighted average exercise price of $A0.38 per ordinary share.

MARKET FOR OUR ORDINARY SHARES

Australian Securities Exchange

Our ordinary shares have traded on the ASX since our initial public offering on March 29, 2000.  The following table sets forth, for the periods indicated, the high and low market quotations for our ordinary shares, as quoted on the ASX.

	Per Ordinary Share (A$)
	High	Low
Fiscal Year Ended June 30,
2010	0.25	0.12
2011	0.38	0.11
2012	0.22	0.14
2013	0.31	0.14
2014	1.37	0.16

Fiscal Year Ended June 30, 2012:
First Quarter	0.22	0.14
Second Quarter	0.19	0.14
Third Quarter	0.19	0.14
Fourth Quarter	0.18	0.14

Fiscal Year Ended June 30, 2013:
First Quarter	0.29	0.14
Second Quarter	0.31	0.20
Third Quarter	0.26	0.19
Fourth Quarter	0.25	0.20

Fiscal Year Ended June 30, 2014:
First Quarter	0.74	0.24
Second Quarter	0.85	0.38
Third Quarter	1.37	0.62
Fourth Quarter	0.29	0.16

Fiscal Year Ended June 30, 2015:
First Quarter	0.35	0.22
Second Quarter (through October 30)	0.25	0.20

Month Ended:
February 2014	1.32	0.85
March 2014	1.25	1.00
April 2014	0.29	0.18
May 2014	0.23	0.16
June 2014	0.23	0.17
July 2014	0.29	0.23
August 2014	0.25	0.22
September 2014	0.35	0.23
October 2014 (through October 30)	0.25	0.20

On October 30, 2014 the closing price of our ordinary share on the ASX was $0.21.

NASDAQ Capital Market

Since September 5, 2002 our ADRs have traded on the NASDAQ Capital Market under the symbol “PRAN.”  The following table sets forth, for the periods indicated, the high ask and low bid prices of our ADRs on the NASDAQ Capital Market:

	Per ADR (US$)
	High	Low
Fiscal Year Ended June 30,
2010	3.35	1.02
2011	4.50	1.09
2012	2.31	1.40
2013	3.06	1.50
2014	13.29	1.47

Fiscal Year Ended June 30, 2012:
First Quarter	2.31	1.40
Second Quarter	1.78	1.40
Third Quarter	2.03	1.46
Fourth Quarter	1.74	1.41

Fiscal Year Ended June 30, 2013:
First Quarter	2.74	1.50
Second Quarter	3.06	1.81
Third Quarter	2.94	2.06
Fourth Quarter	2.45	2.12

Fiscal Year Ended June 30, 2014:
First Quarter	6.50	2.31
Second Quarter	7.87	3.62
Third Quarter	13.29	2.78
Fourth Quarter	2.71	1.47

Fiscal Year Ended June 30, 2015:
First Quarter	2.94	1.93
Second Quarter (through October 30)	2.29	1.75

Month Ended:
February 2014	12.50	7.08
March 2014	11.59	2.78
April 2014	2.71	1.67
May 2014	2.24	1.47
June 2014	2.38	1.66
July 2014	2.85	2.12
August 2014	2.28	2.00
September 2014	2.94	1.93
October 2014 (through October 30)	2.29	1.75

On October 30, 2014 the closing price of our ADRs on the NASDAQ Capital Market was US$1.85.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities covered by this prospectus for ongoing and future clinical trials and research programs into the development of our proprietary compounds, including our lead compound PBT2, and for working capital purposes.  Additional information on the use of net proceeds from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

PLAN OF DISTRIBUTION

We may sell securities in any of the ways described below, including any combination thereof:

•	to or through underwriters or dealers;

•	through one or more agents; or

•	directly to one or more purchasers.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name or names of any underwriters, dealers or agents, and the amounts of securities underwritten or purchased by each of them;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions, or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.  In no event will any underwriter or dealer receive fees, commissions, and markups which, in the aggregate, would exceed 8% of the price of the shares being registered.

Only the agents or underwriters named in the prospectus supplement are agents or underwriters in connection with the securities being offered.

We may authorize underwriters, dealers, or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement.  Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement.  Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to our approval.  Delayed delivery contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.  Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase.  Remarketing firms will act as principals for their own accounts or as our agents.  These remarketing firms will offer or sell the securities in accordance with the terms of the securities.  The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation.  Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.  Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Certain of the underwriters may use this prospectus and the accompanying prospectus supplement for offers and sales related to market making transactions in the securities.  These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

The securities may be new issues of securities and may have no established trading market.  The securities may or may not be listed on a national securities exchange.  Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice.  We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

Certain persons participating in this offering may engage in overallotment, stabilizing transactions, short covering transactions, and penalty bids in accordance with rules and regulations under the Securities Exchange Act of 1934, or the Exchange Act.  Overallotment involves sales in excess of the offering size, which create a short position.  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.  Short covering transactions involve purchase of the securities in the open market after the distribution is completed to cover short positions.  Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.  Those activities may cause the price of the securities to be higher than it would otherwise be.  If commenced, the underwriters may discontinue any of the activities at any time.

DESCRIPTION OF OUR SHARE CAPITAL

The concept of authorized share capital no longer exists in Australia and as a result, our authorized share capital is unlimited.  All our outstanding ordinary shares are validly issued, fully paid and non-assessable.  The rights attached to our ordinary shares are as follows:

Dividend rights.  If our board of directors recommends a dividend, registered holders of our ordinary shares may declare a dividend by ordinary resolution in a general meeting.  The dividend, however, cannot exceed the amount recommended by our board of directors.  Our board of directors may declare an interim dividend.  No dividend may be paid except out of our profits.

Voting rights.  Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders.  Such voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

The quorum required for an ordinary meeting of shareholders consists of at least two shareholders represented in person or by proxy who hold or represent, in the aggregate, at least one third of the voting rights of the issued share capital.  A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the directors designate in a notice to the shareholders.  At the reconvened meeting, the required quorum consists of any two members present in person or by proxy.

An ordinary resolution, such as a resolution for the declaration of dividends, requires approval by the holders of a majority of the voting rights represented at the meeting, in person, by proxy or by written ballot and voting thereon.  Under our Constitution, a special resolution, such as amending our Constitution, approving any change in capitalization, winding-up, authorization of a class of shares with special rights, or other changes as specified in our Constitution, requires approval of a special majority, representing the holders of no less than 75% of the voting rights represented at the meeting in person, by proxy or by written ballot, and voting thereon.

Pursuant to our Constitution, our directors are elected at our annual general meeting of shareholders by a vote of the holders of a majority of the voting power represented and voting at such meeting.

Rights in our profits.  Our shareholders have the right to share in our profits distributed as a dividend and any other permitted distribution.

Rights in the event of liquidation.  In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the nominal value of their holdings.  This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Changing Rights Attached to Shares

According to our Constitution, in order to change the rights attached to any class of shares, unless otherwise provided by the terms of the class, such change must be adopted by a general meeting of the shareholders and by a separate general meeting of the holders of the affected class with a majority of 75% of the voting power participating in such meeting.

Annual and Extraordinary Meetings

Our Board of Directors must convene an annual meeting of shareholders at least once every calendar year, within five months of our last fiscal year-end balance sheet data.  Notice of at least twenty-eight (28) days prior to the date of the meeting is required.  An extraordinary meeting may be convened by the board of directors, it decides or upon a demand of any directors, or of one or more shareholders holding in the aggregate at least five percent (5%) of our issued capital.  An extraordinary meeting must be called not more than twenty-one (21) days after the request is made.  The meeting must be held not later than two months after the request is given.

Limitations on the Rights to Own Securities in Our Company

Neither our Constitution nor the laws of the Commonwealth of Australia restrict in any way the ownership or voting of our shares.

Changes in Our Capital

Pursuant to the Listing Rules of the Australian Securities Exchange, our directors may in their discretion issue securities equal to not more than 25% of our issued capital within a 12-month period.  Issuances of securities in excess of such amount require the approval of our shareholders by an ordinary resolution, unless made under an exception contained in the Listing Rules of the Australian Securities Exchange which includes, among other things, a pro rata offer to shareholders, offers or issues made under previously approved employee incentive schemes and share purchase plans under Australian law involving an offer of up to A$15,000 of shares at the applicable price.

DESCRIPTION OF OUR AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver ADSs. Each ADS represents ten ordinary shares (or a right to receive ten ordinary shares) deposited with National Australia Bank Limited, as custodian for the depositary.  Each ADS also represents any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs are administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American depositary receipt, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by holding ADSs in the Direct Registration System, or (B) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder.  This description assumes you hold your ADSs directly.  If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be confirmed by periodic statements issued by the depositary to the ADS holders entitled thereto.

 As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights.  Australian law governs shareholder rights.  The depositary will be the holder of the shares underlying your ADSs.  As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs set out ADS holder rights as well as the rights and obligations of the depositary.  New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement.  For more complete information, you should read the entire deposit agreement and the form of American depositary receipt. Directions on how to obtain copies of those documents are provided under “Where You Can Find Additional Information.”

Dividends and Other Distributions

If we Pay a Dividend or Other Distribution, How Will You Receive Dividends and Other Distributions on the Shares?

In the event that we pay a cash dividend or make another distribution, the depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

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Cash.  The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States.  If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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Shares.  The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares.

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Rights to Purchase Additional Shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

 If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

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Other Distributions.  The depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical.  If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash.  Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution.

 The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How Are ADSs Issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

How Do ADS Holders Cancel an ADS?

You may turn in your ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian.  Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

How Do ADS Holders Interchange Between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How Do You Vote?

You may instruct the depositary to vote the deposited securities, but only if we ask the depositary to ask for your instructions. Otherwise, you won’t be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

If we ask for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the shares or other deposited securities underlying your ADSs as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to the laws of Australia and our Constitution, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will try to give the depositary notice of any such meeting and details concerning the matters to be voted upon sufficiently in advance of the meeting date.

Fees and Expenses

Persons Depositing or Withdrawing Shares Must Pay:		For:

●	US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	●	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
		●	Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
●	US$0.005 (or less) per ADS	●	Any cash distribution to you
●	A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	●	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders
●	US$1.50 (or less) per ADR	●	Transfers, combination and split-up of ADRs
●	Expenses of the depositary	●	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)
		●	Converting foreign currency to U.S. dollars
●	Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	●	As necessary
●	Any charges incurred by the depositary or its agents for servicing the deposited securities	●	As necessary

The Bank of New York Mellon, as depositary, has agreed to reimburse us for expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses and Nasdaq application and listing fees. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amount of fees the depositary collects from investors.

The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:		Then:
●	Change the nominal or par value of our shares	●	The securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities
●	Reclassify, split up or consolidate any of the deposited securities
●	Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	●	The depositary may, and will if we ask it to, deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How May the Deposit Agreement Be Amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADS, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How May the Deposit Agreement Be Terminated?

The depositary will terminate the deposit agreement at our direction by mailing a notice of termination to the ADS holders then outstanding at least 90 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing a notice of termination to us and the ADS holders then outstanding if at any time 90 days shall have expired after the depositary shall have delivered to our company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect dividends and other distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. One year after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on Our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

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have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party if it involves expenses or liability unless you furnish satisfactory indemnity;

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may rely upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit and any other holder of ADSs or any other person if we believe in good faith such person is competent to give such advice or information.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying Your ADRs

You have the right to cancel your ADSs and withdraw the underlying shares at any time except:

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When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares.

•	When you or other ADS holders seeking to withdraw shares owe money to pay fees, taxes and similar charges.

•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-Release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited and assigns all beneficial rights, title and interest in such shares or ADSs to the depositary; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the deposited shares, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase ordinary shares represented by ADSs in one or more series together with other securities or separately, as described in the applicable prospectus supplement.  Below is a description of certain general terms and provisions of the warrants that we may offer.  Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement for the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the designation, amount, and terms of the securities purchasable upon exercise of the warrants;

•	if applicable, the exercise price for ordinary shares and the number of ordinary shares to be received upon exercise of the warrants;

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the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

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whether the warrants will be issued in fully registered form or bearer form, in definitive or global form, or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal or Australian income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars, or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	if applicable, the date from and after which the warrants and the ordinary shares will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any other time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit.  Thus, the holder of a unit will have the rights and obligations of a holder of each included security.  The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC if we offer units.  For more information on how you can obtain copies of the applicable unit agreement if we offer warrants, see the sections entitled “Where You Can Find More Information” and “Incorporation of Information by Reference”.  We urge you to read the applicable unit agreement and any applicable prospectus supplement in their entirety.

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

Australia has largely abolished exchange controls on investment transactions.  The Australian dollar is freely convertible into U.S. dollars.  In addition, there are currently no specific rules or limitations regarding the export from Australia of profits, dividends, capital, or similar funds belonging to foreign investors, except that certain payments to non-residents must be reported to the Australian Cash Transaction Reports Agency, which monitors such transactions, and amounts on account of potential Australian tax liabilities may be required to be withheld unless a relevant taxation treaty can be shown to apply.

The Foreign Acquisitions and Takeovers Act 1975

Under Australian law, in certain circumstances foreign persons are prohibited from acquiring more than a limited percentage of the shares in an Australian company without approval from the Australian Treasurer.  These limitations are set forth in the Australian Foreign Acquisitions and Takeovers Act, or the Takeovers Act.

Under the Takeovers Act, as currently in effect, any U.S. person, together with associates, is prohibited from acquiring 15% or more of the shares in any company having total assets of A$248 million or more.  In addition, a U.S. person may not acquire shares in a company having total assets of A$1,078 million or more if, as a result of that acquisition, the total holdings of all foreign persons and their associates will exceed 40% in aggregate without the approval of the Australian Treasurer. Lower thresholds apply to other non-Australian persons.  If the necessary approvals are not obtained, the Treasurer may make an order requiring the acquirer to dispose of the shares it has acquired within a specified period of time.  Under the current Australian foreign investment policy, however, it is unlikely that the Treasurer would make such an order where the level of foreign ownership exceeds 40% in the ordinary course of trading, unless the Treasurer finds that the acquisition is contrary to the national interest.  The same rule applies if the total holdings of all foreign persons and their associates already exceeds 40% and a foreign person (or its associate) acquires any further shares, including in the course of trading in the secondary market of the ADRs.  At present, we do not have total assets of A$248 million.

If the level of foreign ownership exceeds 40% at any time, we would be considered a foreign person under the Takeovers Act.  In such event, we would be required to obtain the approval of the Treasurer for our company, together with our associates, to acquire (i) more than 15% of an Australian company or business with assets totaling over A$50,000,000; or (ii) any direct or indirect ownership interest in Australian residential real estate.

The percentage of foreign ownership in our company would also be included in determining the foreign ownership of any Australian company or business in which it may choose to invest.  Since we have no current plans for any such acquisitions and do not own any property, any such approvals required to be obtained by us as a foreign person under the Takeovers Act will not affect our current or future ownership or lease of property in Australia.

Our Constitution does not contain any additional limitations on a non-resident’s right to hold or vote our securities.

Australian law requires the transfer of shares in our company to be made in writing.  No stamp duty will be payable in Australia on the transfer of ADRs.

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act of 1933, is Puglisi & Associates; 850 Library Avenue, Suite 204; P.O. Box 885; Newark, Delaware 19715. We have agreed to indemnify the authorized representative against liabilities under the Securities Act of 1933.

OFFERING EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee.  The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

SEC registration fee	$5,810
FINRA fee	8,000
EDGAR and printing fees	800
Legal fees and expenses	30,000
Accounting fees and expenses	25,000
Depositary fees and expenses	10,000
Miscellaneous	3,700
Total	$83,310

LEGAL MATTERS

The validity of the securities offered hereunder will be passed upon for us by Quinert Rodda & Associates Pty Ltd., Melbourne, Australia, our Australian counsel.  Carter Ledyard & Milburn LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this prospectus and any accompanying prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended June 30, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement on Form F-3 that we filed on November 3, 2014, with the SEC under the Securities Act of 1933. We refer you to this registration statement, for further information about us and the securities offered hereby.

We file annual and special reports and other information with the SEC (Commission File Number 000-49843). These filings contain important information that does not appear in this prospectus. For further information about us, you may read and copy these filings at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 551-8090.  Our SEC filings are also available on the SEC Internet site at http://www.sec.gov, which contains periodic reports and other information regarding issuers that file electronically.  In addition, we make available, without charge, through our website, www.pranabio.com, electronic copies of various filings with the SEC, including copies of our Annual Report on Form 20-F.  The information on our website is not and should not be considered part of this prospectus and is not incorporated into this prospectus by reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC.  We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

•	Our Annual Report on Form 20-F for the fiscal year ended June 30, 2014;

•	The description of our ADRs contained in our Form 20-F for the fiscal year ended June 30, 2010.

In addition, we may incorporate by reference into this prospectus our reports on Form 6-K filed after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference.  Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents.  Please direct your written or telephone requests to Prana Biotechnology Limited, Level 2, 369 Royal Parade, Parkville, Victoria 3052 Australia Attn.: Richard Revelins, Chief Financial Officer and Secretary, telephone number +61-3-9349-4906. You may also obtain information about us by visiting our website at http://www.pranabio.com.  Information contained in our website is not part of this prospectus.

We are an Australian company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act.  As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act, and (3) we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.  We make all required filings with the SEC electronically, and these filings are available over the Internet at the SEC’s website at http://www.sec.gov.

ENFORCEABILITY OF CIVIL LIABILITIES

Service of process upon us and upon our directors and officers and the Australian experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States.  Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of such directors and officers may not be collectible within the United States.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in the state and federal courts sitting in the City of New York, Borough of Manhattan arising out of this offering or any purchase or sale of securities in connection therewith.  We have not given consent for this agent to accept service of process in connection with any other claim.

PRANA BIOTECHNOLOGY LIMITED

Ordinary Shares represented by American Depositary Shares
Warrants
Units
____________________________

PROSPECTUS
____________________________

You should rely only on the information incorporated by reference or provided in this prospectus and in any accompanying prospectus supplement.  We have not authorized anyone to provide you with different information.  We are not making any offer to sell or buy any of the securities in any state where the offer is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date that appears below.

[           ], 2014

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.  Indemnification of Directors and Officers.

Our Constitution provides that, subject to the Australian Corporations Act, every director, secretary, manager or officer of our company or any person employed by our company as auditor shall be indemnified out of our funds against all liability incurred by such person as a director or officer in defending proceedings, whether civil or criminal, in which judgment is given in the persons favor or in which the person is acquitted in connection with any application under the Australian Corporations Act in which relief is granted to the person by a Court.

Under our Constitution no director, auditor or other officer shall be liable for (i) any acts, receipts, neglect or defaults of any other director or officer for joining in any receipt or other act for conformity; (ii) any loss or expense that may happen to us through the inefficiency or deficiency of title to any property acquired by order of the directors or on our behalf; (iii) the inefficiency or deficiency of any security in or upon which any of our monies shall be invested; (iv) any loss or damage arising from bankruptcy, insolvency or tortuous act of any person with whom any monies, securities or effects shall be deposited; (v) any loss occasioned by any error of judgment, omission, default or oversight on the persons part; or (vi) any other loss damage or misfortune whatsoever which shall happen in relation to those things unless the same shall happen through the persons own negligence, default, breach or duty, breach of trust or dishonesty.

In addition, our Constitution provides that to the extent permitted by law, we may pay, or agree to pay, a premium in respect of a contract insuring a person who is liable or has been an officer of our company or one of our subsidiaries against a liability:

•
incurred by the person in his or her capacity as an officer of our company or a subsidiary of our company provided that the liability does not arise out of a conduct involving a willful breach of duty in relation to our company or a subsidiary of our company; or

•	for costs and expenses incurred by that person defending proceedings, whatever their outcome.

We maintain a directors’ and officers’ liability insurance policy.  We have established a policy for the indemnification of our directors and officers against certain liabilities incurred as a director or officer, including costs and expenses associated in successfully defending legal proceedings.

Item 9.  Exhibits.

The index to exhibits appears below on the page immediately following the signature pages of this Registration Statement.

Item 10.  Undertakings.

(1)           The undersigned registrant hereby undertakes:

(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, or the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(b)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(e)	that, for the purpose of determining any liability under the Securities Act to any purchaser:

(i)
each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be a part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(f)
that, for the purpose of determining liability of a registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(2)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(4)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(5)           The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melbourne, Australia, on October 31, 2014.

By:	/s/ Geoffrey Kempler
Geoffrey Kempler
Chairman of the Board of Directors and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, Geoffrey Kempler and Richard Revelins or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form F-3, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting such attorney-in-fact and agent full power and authority to do all such other acts and execute all such other documents as he or she may deem necessary or desirable in connection with the foregoing, as fully as the undersigned may or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on October 31, 2014.

Signature	Title

/s/ Geoffrey P. Kempler Geoffrey P. Kempler	Chairman of the Board of Directors and Chief Executive Officer

/s/ Richard Revelins Richard Revelins	Chief Financial and Accounting Officer

/s/ Lawrence Gozlan Lawrence Gozlan	Director

/s/ Peter Marks Peter Marks	Director

/s/ Brian D. Meltzer Brian D. Meltzer	Director

/s/ George W. Mihaly George W. Mihaly	Director

/s/ Ira Shoulson Ira Shoulson	Director

Puglisi & Associates By: /s/ Gregory F. Lavelle Name: Gregory F. Lavelle Title: Managing Director	Authorized Representative in the United States

Exhibit No.	Description of Exhibit
1.1	Form of Underwriting Agreement or Agency Agreement (1)
4.1	Constitution of Registrant (2)
4.2	Deposit Agreement dated March 23, 2001, among the Registrant and the Bank of New York, as Depositary, and owners and holders of ADRs issued thereunder, including the Form of ADRs (3)
4.3	Form of Warrant and/or Warrant Agreement (1)
4.4	Form of Unit Agreement (including Form of Unit certificate) (1)
5.1	Opinion of Quinert Rodda & Associates Pty Ltd. regarding legality of the securities being registered
23.1	Consent of PricewaterhouseCoopers, Independent Registered Public Accounting Firm
23.2	Consent of Quinert Rodda & Associates Pty Ltd. (contained in Exhibit 5.1)
24.1	Power of Attorney (included in the signature page to the Registration Statement)
___________
(1)	Incorporated by reference, if necessary, to a corresponding exhibit to a Current Report on Form 6-K in connection with an offering of securities.

(2)	Incorporated by reference to the Registrant’s Registration Statement on Form 20-F for the year ended June 30, 2009 (File No. 000-49843).

(3)	Incorporated by reference to the Post-Effective Amendment No. 1 to Form F-6 Registration Statement filed with the Securities and Exchange Commission on December 12, 2007 (File No. 333-136944).